Exhibit 99.b

                             LETTER OF TRANSMITTAL

                                 Regarding the
                         Limited Partnership Interests
                                      of

                            PANTHER PARTNERS, L.P.

                  Tendered Pursuant to the Offer to Purchase
                            Dated October 28, 1996

                    THE OFFER, THE PRORATION PERIOD AND
                       THE WITHDRAWAL RIGHTS EXPIRE
                   AT 12:00 MIDNIGHT NEW YORK CITY TIME
            ON DECEMBER 31, 1996, UNLESS THE OFFER IS EXTENDED

         Complete This Letter of Transmittal and Return or Deliver To:

                            Panther Partners, L.P.
                                101 Park Avenue
                           New York, New York 10178

                            Attn: Ms. Edna Parry or
                           Mr.  H. Winston Holt, IV
                     Managing Directors - Client Services

                       For additional information call:
                                (212) 984-2500


Gentlemen:

               The undersigned hereby tenders to Panther Partners, L.P., a closed-end, non-diversified, management investment company organized under the laws of the State of Delaware (the "Fund"), the limited partnership interest in the Fund or portion thereof held by the undersigned, described below, upon the terms and conditions set forth in the Offer to Purchase, dated October 28, 1996, receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together constitute the "Offer").

               The undersigned hereby sells to the Fund the limited partnership interest in the Fund or portion thereof tendered hereby pursuant to the Offer. The undersigned hereby warrants that the undersigned has full authority to sell the limited partnership interest in the Fund or portion thereof tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer.

               The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase any of the limited partnership interests in the Fund or portions thereof tendered hereby.

               Payment of the cash portion of the purchase price for the limited partnership interest in the Fund or portion thereof of the undersigned shall be sent to the undersigned by wire transfer or check posted first class (at the sole risk of addressee) as based on the direction of the undersigned as indicated below. (Any payment in the form of marketable securities would be made by means of special arrangement with the tendering limited partner.) A promissory note reflecting the contingent payment portion of the purchase price will be sent to the undersigned to the address indicated below. The undersigned recognizes that payment of the portion of the purchase price which is subject to immediate payment is based on the unaudited net asset value as of December 31, 1996 (or such later date as corresponds to any extension of the Offer), of the limited partnership interest of the Fund or portion thereof tendered, and that the contingent payment portion of the purchase price shall be determined upon completion of the audit of the Fund's financial statements for 1996, and shall be paid within five business days thereafter in cash.

               All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in the Offer, this tender is irrevocable.

Part 1.  Name and Address:

                  Name of limited
                  partner:            ______________________________________


                  Address:            ______________________________________

                                      ______________________________________

                                      ______________________________________




                  Social Security No.
                  or Taxpayer

                  Identification No.: ______________________________________


                  Telephone Number:   (     )
                                      ______________________________________

Part 2.  Amount of limited partnership interest in the Fund tendered:

                  [ ]   Entire limited partnership interest

                  [ ]   Portion of limited partnership interest

                               a)     $________

                                           or

                                b) ________ percent of limited partnership interest

Part 3.  Payment Instructions.

                  Please indicate below how you wish to receive cash payments.

                  [ ]   Remit cash payments by wire transfer to:


                  Name of institution: ______________________________________


                  City:                ______________________________________

                  Institution's Wire
                  Transfer Number:     ______________________________________


                  Account Name:        ______________________________________


                  Account Number:      ______________________________________

                  [ ] Remit cash payments by check mailed first class (at the sole risk of addressee) to the address set forth above.

                        (Any payment in the form of marketable securities would be made by means of special arrangement with the tendering limited partner.)

                        The promissory note reflecting the contingent payment portion of the purchase price, if applicable, will be sent to the undersigned by first class mail at the address set forth above.

Part 4.  Signature.


         ___________________________________________________________________

         ___________________________________________________________________
                  (Signature(s) of Owner(s) Exactly as Appeared
                           on Subscription Agreement)

         Date: December __, 1996


         Name(s)  ______________________________________

                  ______________________________________
                             (Please Print)